Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-126629, 333-130217, 333-104568, 333-108134, 333-121206, 333-115013, 333-139224 and 333-133291) and Form S-8 (Nos. 333-123593, 333-89770, 333-57762, 333-33243, 333-104734, 333-116031, 333-130215 and 333-139225) of Focus Enhancements, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 29, 2007 relating to the consolidated financial statements as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006, which appears in this Form 10-K.

/s/ Burr, Pilger & Mayer LLP
San Jose, California
March 29, 2007